Exhibit 10.8

SECOND AMENDMENT TO

ADVISORY AGREEMENT

This SECOND AMENDMENT TO ADVISORY AGREEMENT is entered into as of February 21, 2012, among American Realty Capital — Retail Centers of America, Inc. (the “Company”) and American Realty Capital Retail Advisor, LLC (the “Advisor”).

RECITALS

WHEREAS, the Company and the Advisor entered into that certain Advisory Agreement (the “Advisory Agreement”), dated as of March 17, 2011, as amended on June 23, 2011; and

WHEREAS, pursuant to Section 15.2 of the Advisory Agreement, the Company and the Advisor desire to make certain amendments to the Advisory Agreement.

NOW, THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

  Amendment to Section 1 of the Advisory Agreement. Effective February 21, 2012, the definition of “FFO” in Section 1 of the Advisory Agreement is hereby replaced in its entirety with the following:

“NAREIT FFO” means funds from operations, or FFO, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, as revised in February 2004 and as modified by NAREIT from time to time.

  Amendment to Section 8.2 of the Advisory Agreement. Effective February 21, 2012, Section 8.2 of the Advisory Agreement is hereby replaced in its entirety with the following:

“8.2 Asset Management Fee. The Company shall pay an Asset Management Fee to the Advisor as compensation for services rendered in connection with the management of the Company’s assets in an amount equal to 0.75% per annum of Average Invested Assets; provided, however, that the Asset Management Fee shall be reduced by any Oversight Fee payable to the Advisor, such that the aggregate Asset Management Fee and the Oversight Fee do not exceed 0.75% per annum of the Average Invested Assets. The Asset Management Fee is payable on the first business day of each month for the respective current month in the amount of 0.0625% of Invested Assets as of such date. The Advisor shall submit an invoice to the Company, accompanied by a computation of the Asset Management Fee for the applicable month. The Asset Management Fee to be paid for a month will be reduced by the average monthly amount that NAREIT FFO, as adjusted, during the six months ending on the last day of the calendar quarter immediately preceding the date that such Asset Management Fee is payable is less than the Distributions declared with respect to such six month period; provided, however, that the asset management fee will not be reduced below the following amounts: (i) six months after the Effective Date of the Offering, .35%; (ii) twelve months after the Effective Date of the Offering, .65% and (iii) beginning eighteen months after the Effective Date of the Offering, no reduction. For purposes of this determination, NAREIT FFO, as adjusted, is NAREIT FFO adjusted to (i) include acquisition fees and related expenses which is deducted in computing NAREIT FFO; and (ii) include non-cash restricted stock grant amortization, if any, which is deducted in computing NAREIT FFO.”

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this agreement as of the date first set forth above.

AMERICAN REALTY CAPITAL — RETAIL CENTERS OF AMERICA, INC.

By: ____/s/ William M. Kahane________________

Name: William M. Kahane

Title: President

AMERICAN REALTY CAPITAL RETAIL ADVISOR, LLC

By:	American Realty Capital Retail Special Limited Partner, LLC,

its Member

By:	American Realty Capital Trust IV, LLC,

its Managing Member

By: ____/s/ Nicholas S. Schorsch_______________

Name: Nicholas S. Schorsch

Title: Authorized Signatory